Exhibit 1 (c)

                    RESOLUTION OF THE BOARD OF DIRECTORS FOR
                   ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK
                              AUTHORIZING MERGER OF
             ALLSTATE LIFE OF NEW YORK VARIABLE ANNUITY ACCOUNT AND
             ALLSTATE LIFE OF NEW YORK VARIABLE ANNUITY ACCOUNT II
                INTO ALLSTATE LIFE OF NEW YORK SEPARATE ACCOUNT A


                  BE IT RESOLVED, that the Allstate Life Insurance Company of New York ("Company"), pursuant to the provisions of Section 4240 of the New York Insurance Code, hereby authorizes, the transfer and merger of the separate accounts designated Allstate Life of New York Variable Annuity Account and Allstate Life of New York Variable Annuity Account II into Allstate Life of New York Separate Account A (hereafter "Separate Account A").

         BE IT FURTHER RESOLVED, that Separate Account A, including the variable annuity contracts ("Contracts") previously issued through the Allstate Life of New York Variable Annuity Account and Allstate Life of New York Variable Annuity Account II, will be subject to the Resolution of the Board of Directors of the Company authorizing establishment of the Separate Account A.

         BE IT FURTHER RESOLVED, that the appropriate officers of the Company, and each of them, are hereby authorized to execute and deliver all such documents and papers and to do or cause to be done all such acts and things as they may deem necessary or desirable to carry out the foregoing resolutions and the intent and purposes thereof.